Exhibit 99(l)

Skadden, Arps, Slate, Meagher & Flom llp
ONE BEACON STREET
BOSTON, MASSACHUSETTS 02108-3194	FIRM/AFFILIATE OFFICES

(617) 573-4800	CHICAGO
Fax: (617) 573-4822	HOUSTON
http://www.skadden.com	LOS ANGELES
NEW YORK
PALO ALTO
SAN FRANCISCO
WASHINGTON, D.C.
WILMINGTON

July 22, 2005	BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MOSCOW
MUNICH
PARIS
SINGAPORE
Kiewit Investment Fund LLLP	SYDNEY
73 Tremont Street	TOKYO
Boston, MA 02108	TORONTO
VIENNA

Ladies and Gentlemen:

     We have acted as special counsel to Kiewit Investment Fund LLLP, a Delaware limited liability limited partnership (the “Fund”), in connection with the initial public offering by the Fund of up to 26,667 units of limited partnership interest of the Fund (“Units”).

     This opinion is being furnished in accordance with the requirements of Item 25 of Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act” and together with the 1933 Acts the “Acts”).

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Notification of Registration of the Fund as an investment company under the 1940 Act, on Form N-8A, as filed with the Securities and Exchange Commission (the “Commission”) on September 10, 2004; (ii) the Registration Statement of the Fund on Form N-2 (File Nos. 333-121998 and 811-21698), as filed with the Commission on September 10, 2004 under the Acts; (iii) Pre-effective Amendment No. 1 thereto, as filed with the Commission on March 4, 2005 under the Acts; (iv) Pre-effective Amendment No. 2 thereto, as filed with the Commission on May 31, 2005 under the Acts; (v) Pre-effective Amendment No. 3 thereto, as filed with the Commission on July 8, 2005 under the Acts; (vi) Pre-effective Amendment No. 4 thereto, as filed with the Commission on July [ ], 2005 under the Acts (such Registration Statement, as so amended being hereinafter referred to as the “Registration Statement”); (vii) the Certificate of Limited Partnership of the Fund, dated

September 8, 2004, as filed with the Secretary of State of the State of Delaware and the Certificates of Amendment thereto, dated March 3, 2005 and May 5, 2005, respectively, as filed with the Secretary of State of the State of Delaware; [(viii) the Statement of Qualification of the Fund, dated May 5, 2005, as filed with the Secretary of State of the State of Delaware; (ix) the Amended and Restated Limited Partnership Agreement of the Fund as currently in effect; (x) the By-Laws of the Fund as currently in effect; and (xi) certain resolutions adopted by the Board of Directors of the Fund relating to the issuance and sale of the Units and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates of public officials, certificates of officers or other representatives of the Fund and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties thereto, other than the Fund, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others.

     Members of our firm are admitted to the bar in the State of Delaware and we do not express any opinion as to the laws of any jurisdiction other than the Delaware Revised Uniform Limited Partnership Act, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

     Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the 1933 Act; and (ii) the Units have been delivered to and paid for by purchasers thereof, the issuance and sale of the Units will have been duly authorized, and the Units will be validly issued.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours, Skadden, Arps, Slate, Meagher & Flom LLP

2